[letterhead of KPMG Independent Auditors]

                        Consent of Independent Auditors


The Board of Directors
The Life Insurance Company of Virginia:

We consent to the use of our reports for The Life Insurance Company of Virginia and Life of Virginia Separate Account II included herein (post-effective amendment no. 15 to Form S-6 of registration no. 33-9651) and to the references to our firm under the caption "Experts" in the prospectus.

Our report with respect to The Life Insurance Company of Virginia dated January 6, 1998, contains an explanatory paragraph that states effective April 1, 1996, General Electric Capital Corporation acquired all of the outstanding stock of The Life Insurance Company of Virginia in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

                                                 /s/ KPMG Peat Marwick LLP
                                                 ---------------------------
                                                 KPMG Peat Marwick LLP


Richmond, Virginia
April 29, 1998